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                                                                    EXHIBIT 99.1



                       SPORTS RESORTS INTERNATIONAL, INC.
           WILL RETAIN RUGGED LINER, INC. AS A WHOLLY-OWNED SUBSIDIARY

OWOSSO, Mich., November 6, 2002/PRNewswire-FirstCall/ -- Sports Resorts International, Inc. (the "Company") (Nasdaq: SPRI - News) has decided not to pursue the previously announced spin-off of its wholly-owned subsidiary, Rugged Liner, Inc. This decision was made after further analysis indicated that the proposed spin-off was not in the best interests of the Company and its shareholders.

Rugged Liner will continue its focus on the manufacture of high quality, cost effective and state of the art original equipment manufacturer ("OEM") and aftermarket truck accessories including bedliners, bed mats and tonneau covers.

Rugged Liner was established in 1995 to meet the demand for high quality bedliners for OEM and the automotive aftermarket business. Rugged Liner manufactures approximately 90 different bedliners to fit a variety of vehicle models including those manufactured by Daimler Chrysler AG, General Motors Corp., Ford Motor Company and Toyota Motor Company.

The Company through a separate subsidiary owns and operates Brainerd International Raceway & Resort, Inc. an 800-acre multi-purpose motor sports facility located near Brainerd, Minnesota.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Gregory T. Strzynski, Chief Financial Officer (Phone: 989-725-8354) or visit our website at: www.sportsresortsinternational.com.